Exhibit 99.1

Civitas Resources, Inc. Announces Clay Carrell President and Chief Operating Officer

DENVER — May 7, 2025 - Civitas Resources, Inc. (NYSE: CIVI) (“Civitas” or the “Company”) announced that Clay Carrell has joined the Company as President and Chief Operating Officer, effective today.

Chris Doyle, Chief Executive Officer, said, “On behalf of the Board of Directors and the Company, I am excited to welcome Clay to the Civitas team. He brings proven leadership experience, having successfully managed multi-basin development programs and the effective deployment of best practices to safely lower costs and enhance margins. Clay’s experience will help ensure that we maximize the value of our quality asset base as we execute our strategic objectives.”

Carrell said, “I am thrilled to join this talented team. There is significant opportunity ahead for Civitas, and I look forward to working together to deliver value for shareholders from our scaled development programs in the Permian and DJ Basins.”

Mr. Carrell most recently served as the Executive Vice President & Chief Operating Officer of Southwestern Energy until its merger with Chesapeake Energy. Prior to joining Southwestern Energy, Mr. Carrell served as Executive Vice President and Chief Operating Officer of EP Energy. He joined El Paso Corporation in 2007, where he held various leadership roles and helped establish EP Energy as an independent company before being named Chief Operating Officer in 2012. Mr. Carrell has worked in the energy industry for over 35 years serving in various U.S. and international engineering and management roles at ARCO Oil and Gas Company, Burlington Resources and Peoples Energy Production. Mr. Carrell holds a bachelor’s degree in Petroleum Engineering from Texas A&M University.

About Civitas

Civitas Resources, Inc. is an independent exploration and production company focused on the acquisition, development and production of crude oil and liquids-rich natural gas from its premier assets in the Permian Basin in Texas and New Mexico and the DJ Basin in Colorado. Civitas’ proven business model to maximize shareholder returns is focused on four key strategic pillars: generating significant free cash flow, maintaining a premier balance sheet, returning capital to shareholders, and demonstrating ESG leadership.

Civitas Resources, Inc.	1

Civitas Contacts

Investor Relations:

Brad Whitmarsh, 832.736.8909, bwhitmarsh@civiresources.com

Mae Herrington, 832.913.5444, mherrington@civiresources.com

Media:

Rich Coolidge, info@civiresources.com

Civitas Resources, Inc.	2